Exhibit 4.2

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
RIGHTNOW TECHNOLOGIES, INC.

The undersigned, Greg R. Gianforte and Susan J. Carstensen, hereby certify that:

FIRST:                                                         They are the duly elected and acting Chief Executive Officer and Assistant Secretary, respectively, of RightNow Technologies, Inc., a Delaware corporation (the “Corporation”).

SECOND:                                         The Certificate of Incorporation of the Corporation was originally filed in the Office of the Secretary of the State of Delaware on July 12, 2000.

THIRD:                                                      The Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of the State of Delaware on December 13, 2000 and was amended by Certificates of Amendment filed on April 30, 2001, October 23, 2001, November 30, 2001, January 23, 2003 and June 17, 2004.  The Second Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of the State of Delaware on July 14, 2004.

FOURTH:                                          The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is RightNow Technologies, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (“DGCL”), as amended from time to time.

ARTICLE IV

The total number of shares of capital stock the Corporation is authorized to issue is 165,000,000 shares, consisting of 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 15,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

A.                                   The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation and shall be entitled to one vote for each share thereof held of record.

B.                                     The Preferred Stock may be issued from time to time by the board of directors as shares of one or more series, without further stockholder approval.  Subject to the provisions hereof and the limitations prescribed by law, the board of directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing with the Delaware Secretary of State a certificate setting forth the resolutions so adopted pursuant to the DGCL, to establish the number of shares to be included in each such series and to fix the designation and relative powers, including voting powers, preferences, rights, qualifications and limitations and restrictions thereof, relating to the shares of each such series.  The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock.  The board of directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

(i)                                     the distinctive serial designation of such series and the number of shares constituting such series;

(ii)                                  the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

(iii)                               whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(iv)                              the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(v)                                 whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi)                              whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(vii)                           the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(viii)                        any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE V

The number of directors to constitute the whole board of directors shall be such number (not less than three nor more than nine) as shall be fixed from time to time by resolution of the board of directors adopted by such vote as may be required in the bylaws.  The board of directors shall be divided into three classes as nearly equal in number as may be feasible, hereby designated as Class I, Class II and Class III, with the term of office of one class expiring each year.  For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated and elected and who are holding such offices as of the date this Third Amended and Restated Certificate of Incorporation is duly filed with the Secretary of State of the State of Delaware.  At the annual meeting of stockholders in 2005, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years.  At the annual meeting of stockholders in 2006, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years.  At the annual meeting of stockholders in 2007, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years.  At each succeeding annual meeting of stockholders, successors to the directors whose terms shall then expire shall be elected to hold office for terms expiring at the third succeeding annual meeting of stockholders.  In case of any vacancies, by reason of an increase in the number of directors or otherwise, subject to the rights of the holders of any series of Preferred Stock then outstanding, each additional director may be elected by a majority of the directors then in office, even though less than a quorum of the board of directors, to serve until the end of the term he or she is elected to fill and until his or her successor shall have been elected and qualified in the class to which such director is assigned and for the term or remainder of the term of such class.  Directors shall continue in office until others are elected and qualified in their stead.  When the number of directors is changed, each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term and any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as may be feasible.  No decrease in the number of directors shall shorten the term of any incumbent director.

Election of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, except with respect to the right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, a plurality of the votes cast thereat shall elect directors.

ARTICLE VI

All actions required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE VII

In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to adopt, amend, alter and repeal from time to time the bylaws of the Corporation by majority vote of all directors except that any provision of the bylaws requiring, for board action, a vote of greater than a majority of the board shall not be amended, altered or repealed except by such supermajority vote.

ARTICLE VIII

The Corporation reserves the right to amend this Third Amended and Restated Certificate of Incorporation in any manner provided herein or permitted by the DGCL, and all rights and powers, if any, conferred herein on stockholders, directors and officers are subject to the reserved power.  Notwithstanding the foregoing, without the affirmative vote of the holders of record of 66 2/3% of all of the shares of the Common Stock outstanding, the Corporation shall not alter, amend or repeal Article V, VI or VIII of this Certificate of Incorporation or the provisions of Article IV providing for undesignated Preferred Stock.

ARTICLE IX

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended hereafter to further eliminate or limit the liability of a director of a corporation, then a director of the Corporation, in addition to the circumstances set forth herein, shall have no liability as a director (or such liability shall be limited) to the fullest extent permitted by the DGCL as so amended.

To the fullest extent permitted by law, the Corporation may indemnify (and advance expenses to) any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other corporation, partnership, joint venture, trust, or other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

No repeal or modification of the foregoing provisions of this Article IX nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

FIFTH:                                                          This Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

SIXTH:                                                       This Third Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, by the written consent of the holders of 66 2/3% of the shares of outstanding Common Stock and the holders of a majority of the shares of outstanding stock of each class of stock entitled to vote thereon as a class and the holders of a majority of the shares of outstanding stock of each series of Preferred Stock, and written notice of such action will be given to the holders of such shares who did not so consent, in each case in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, RightNow Technologies, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Assistant Secretary on this 10th day of August, 2004.

RIGHTNOW TECHNOLOGIES, INC.

By:	/s/ GREG R. GIANFORTE

Greg R. Gianforte,
Chief Executive Officer

By	/s/ SUSAN J. CARSTENSEN

Susan J. Carstensen,
Assistant Secretary